  As filed with the Securities and Exchange Commission on September 14, 2017

Registration Nos. 333-218612

333-159501

333-143285

333-102108

333-38882

333-71147

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0355502
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

500 Westridge Drive

Watsonville, CA 95076

(831) 761-4869

(Address, including zip code, of principal executive offices and telephone number)

Amended and Restated Associates Stock Buying Plan

Associates Stock Buying Plan

(Full title of the plans)

Mathew L. Hyde

Chief Executive Officer

west marine, inc.

500 Westridge Drive, Watsonville, CA 95076

(Name and address of agent for service, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Pamela J. Fields, Esq.

west marine, inc.

500 Westridge Drive, Watsonville, CA 95076

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

West Marine, Inc. (the “Company”), is filing this Post-Effective Amendment to the following registration statements on Form S-8 (the “Registration Statements”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and any other securities issuable by the Company pursuant to the Registration Statements:

•	Registration Statement on Form S-8, File No. 333-218612, filed on August 6, 2017, pertaining to the registration of 750,000 shares of Common Stock for issuance under the West Marine, Inc. Amended and Restated Stock Buying Plan.

•	Registration Statement on Form S-8, File No. 333-159501, filed on May 27, 2009, pertaining to the registration of 750,000 shares of Common Stock for issuance under the West Marine, Inc. Associate Stock Buying Plan.

•	Registration Statement on Form S-8, File No. 333-143285, filed on May 25, 2007, pertaining to the registration of 400,000 shares of Common Stock for issuance under the West Marine, Inc. Associate Stock Buying Plan.

•	Registration Statement on Form S-8, File No. 333-102108, filed on December 20, 2002, pertaining to the registration of 200,000 shares of Common Stock for issuance under the West Marine, Inc. Associate Stock Buying Plan.

•	Registration Statement on Form S-8, File No. 333-38882, filed on June 8, 2000, pertaining to the registration of 400,000 shares of Common Stock for issuance under the West Marine, Inc. Associate Stock Buying Plan.

•	Registration Statement on Form S-8, File No. 333-71147, filed on January 25, 1999, pertaining to the registration of 200,000 shares of Common Stock for issuance under the West Marine, Inc. Associate Stock Buying Plan.

On September 14, 2017, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 29, 2017, by and among the Company, Rising Tide Parent, Inc., a Delaware corporation (“Parent”), and Rising Tide Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the time of the Merger, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watsonville, State of California, on September 14, 2017.

west marine, inc.

By:	/s/ Pamela J. Fields
Title:	Secretary

No other person is required to sign the Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.